Exhibit 8.2

Suite 900 607 14th St., NW Washington DC 20005-2018 t 202 508 5800 f 202 508 5858 www.KilpatrickStockton.com

, 2009	direct dial 202 508 5817 direct fax 202 204 5632 scbrown@kilpatrickstockton.com

Board of Directors

CNB Financial Corp.

33 Waldo Street

Worcester, Massachusetts 01608

Ladies and Gentlemen:

We have acted as special counsel to CNB Financial Corp., a Massachusetts corporation, in connection with the proposed merger (the “Merger”) of CNB Financial Corp. with and into United Financial Bancorp, Inc., a Maryland corporation, pursuant to the Agreement and Plan of Merger, dated as of June 25, 2009, by and between United Financial Bancorp and CNB Financial (the “Agreement”). Any capitalized term used and not defined herein has the meaning given to it in the Agreement. At your request, and in connection with the filing of the registration statement on Form S-4 filed with the Securities and Exchange Commission in connection with the Merger (as amended or supplemented through the date hereof, the “Registration Statement”), we are rendering our opinion concerning certain United States federal income tax consequences of the Merger.

In providing our opinion, we have examined the Agreement, the Registration Statement and the proxy statement/prospectus contained therein (as amended or supplemented through the date hereof), and such other documents as we have deemed necessary or appropriate for purposes of our opinion. For purposes of the opinion set forth below, we have relied, with the consent of CNB Financial, upon the accuracy and completeness of the statements and representations (which statements and representations we have neither investigated nor verified) contained, respectively, in the certificates of the officers of United Financial Bancorp and CNB Financial dated the date hereof, and have assumed that such statements and representations will be complete and accurate as of the Effective Time and that all such statements and representations made to the knowledge of any person or entity or with similar qualification are and will be true and correct as if made without such qualification. We have also relied upon the accuracy of the Registration Statement.

We have also assumed that: (1) the transactions contemplated by the Agreement will be consummated in accordance with the provisions of the Agreement and as described in the Registration Statement (and no transaction or condition described therein and affecting this

Board of Directors

CNB Financial Corp.

                     , 2009

opinion will be waived by any party); and (2) the Merger will be reported by CNB Financial and United Financial Bancorp on their respective United States federal income tax returns in a manner consistent with the opinion set forth below.

Based upon and subject to the foregoing, it is our opinion, under currently applicable United States federal income tax law, that:

1.	The Merger will constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”); and

2.	United Financial Bancorp and CNB Financial will each be a party to that reorganization within the meaning of Section 368(b) of the Code.

We have participated in the preparation of the discussion of certain material U.S. federal income tax consequences of the Merger set forth in the section entitled “DESCRIPTION OF THE MERGER—Tax Consequences of the Merger” in the Registration Statement. In our opinion, such discussion of those consequences of the Merger, insofar as it summarizes U.S. federal income tax law, is accurate in all material respects.

We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement, and to the references therein to us. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

This opinion relates solely to certain United States federal income tax consequences of the Merger and no opinion is expressed as to the tax consequences under any foreign, state or local tax law or under any United States federal tax laws other than those pertaining to the income tax. This opinion is based upon existing statutory, regulatory, and judicial authority, any of which may be changed at any time with retroactive effect. Further, no opinion is expressed with respect to the United States federal income tax consequences to CNB Financial shareholders subject to special treatment under United States federal income tax law, such as: CNB Financial shareholders, if any, who hold CNB Financial common stock other than as a capital asset; banks or trusts; tax-exempt organizations; insurance companies; regulated investment companies or mutual funds; dealers in securities or foreign currency; traders in securities who elect to apply a mark-to-market method of accounting; pass-through entities and investors in such entities; foreign persons; shareholders who hold CNB Financial common stock as part of a hedge, straddle, constructive sale, conversion transaction or other integrated instrument; and to shareholders of CNB Financial common stock who acquired their shares of

Board of Directors

CNB Financial Corp.

                     , 2009

CNB Financial common stock upon the exercise of warrants or employee stock options or otherwise as compensation.

We assume no obligation to revise or supplement this opinion should the present United States federal income tax laws be changed by any legislation, judicial decisions or otherwise.

Very truly yours,

KILPATRICK STOCKTON LLP

Scott A. Brown, Partner